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[LOGO] Penwest



Post Office Box 1688
Bellevue, WA
98009-1688

(206) 462-6000
Fax (206) 462-2819

                                                               December 5, 1997


Penwest Pharmaceuticals Co.
2981 Route 22
Patterson, NY 12563


Ladies and Gentlemen:


     I am General Counsel of Penwest Pharmaceuticals Co., a Washington corporation (the "Company"), and am issuing this opinion in connection with the Registration Statement on Form S-1 (Registration No. 333-38389) (together with Amendment No. 1 and Amendment No. 2 thereto, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the proposed sale by the Company of an aggregate of 2,875,000 shares (the "Shares") of the Company's common stock, $.001 par value per share (the "Common Stock"), including 375,000 Shares subject to an option granted by the Company to the Underwriters (as defined herein) to cover any over allotments. The Shares are to be sold by the Company pursuant to an Underwriting Agreement (the "Underwriting Agreement") among the Company and BancAmerica Robertson Stephens and SBC Warburg Dillon Read Inc., as representatives of the several underwriters named in the Underwriting Agreement (the "Underwriters").

     I have examined the Registration Statement and such other documents and records as I have deemed necessary as a basis for the opinion set forth herein.

     Based upon the foregoing, I am of the opinion that the Shares will, when sold by the Company in accordance with the terms of the Underwriting Agreement, be validly issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to my name under the caption "Legal Matters" in the prospectus filed as part of the Registration Statement.


                                      Very truly yours,

                                      /s/ Edmund O. Belsheim, Jr.
                                      -------------------------------
                                      Edmund O. Belsheim, Jr.
                                      General Counsel